Exhibit 99.1

Press Release

17/09/09

Virgin Media Appoints Eamonn O'Hare as CFO

LONDON, Sept. 17, 2009 (GLOBE NEWSWIRE) -- Virgin Media Inc. (Nasdaq:VMED) today announced the appointment of Eamonn O'Hare as its chief financial officer. Mr O'Hare will assume CFO responsibilities in November.

For most of the past four years Mr O'Hare has been the UK finance director of Tesco plc, one of the world's largest retailers with around 2000 stores and sales of more than GBP 40bn in the UK alone.

Prior to joining Tesco, Mr O'Hare played a key role in the turnaround of what was Energis plc. Following its debt restructuring in 2002, he joined the telecommunications network operator as chief financial officer and was part of the management team which guided the company to its first ever operating profit. Before joining Energis, Mr O'Hare spent ten years with PepsiCo in a series of senior international finance and general management positions.

Commenting on Mr O'Hare's appointment, Virgin Media's CEO, Neil Berkett, said: "As well as an understanding of the UK telecoms sector, Eamonn brings with him an impressive combination of financial and operational expertise, a proven track record of driving change in large consumer-focused companies and extensive capital markets experience. I'm delighted to welcome someone of his pedigree to our senior management team."

Eamonn O'Hare said: "This is a great time to be joining Virgin Media. With its next generation network and unrivalled range of cutting edge products, the company is uniquely positioned for growth in this fast-changing sector. I'm looking forward to working with Neil and his management team in accelerating Virgin Media's transformation to the most consumer-focused company in the industry."

About Virgin Media

With almost 10 million customers, Virgin Media is the UK's first quad-play provider of broadband, TV, phone and mobile.

The company is one of the largest residential broadband providers in the UK, using a unique fibre optic cable network to deliver next generation ultrafast internet access of up to 50Mb to just over half of all homes. Combined with a high speed ADSL service and mobile broadband products, Virgin Media is able to offer broadband internet access to virtually the entire country.

Virgin Media has the UK's most advanced TV on demand service and is the only TV platform to carry BBC iPlayer. It is the second largest provider of pay TV, was the first to launch a high definition TV service and offers a high-specification, HD-ready V+ personal video recorder.

The company operates the most popular virtual mobile network in the UK which, when launched, was the world's first such mobile phone service. It is also one of the largest fixed-line home phone providers in the country.

Virgin Media also owns Virgin Media Television (VMtv) which runs seven entertainment channels, including Virgin1, LIVING, Bravo and Challenge. VMtv is a 50 per cent joint partner with BBC Worldwide in UKTV, which consists of ten channels including Dave, G.O.L.D., Watch and Alibi.

With operations based entirely in the UK, Virgin Media Inc. is listed on the NASDAQ Stock Market (VMED).

For more information, go to www.virginmedia.com

CONTACT:	Virgin Media Inc.
Media contacts
Corporate PR:
Gareth Mead
+44 (0) 20 7299 5703
gareth.mead@virginmedia.co.uk
Investor Relations:
Vani Bassi
+44 (0) 20 7299 5353
vani.bassi@virginmedia.co.uk